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                                                                    EXHIBIT 99.3
                                 July 31, 2001


Bruce W. Waddell
c/o Allied Research Corporation
8000 Towers Crescent Drive
Suite 260
Vienna, Virginia 22182

Dear Bruce:

     This letter will confirm our agreement concerning the following amendments to your December 7, 2000 employment letter agreement (the "Letter"):

     1. The fourth sentence of paragraph 4 of the Letter is deleted in its entirety and the following is substituted in lieu thereof:

          "The bonus will be payable within ten (10) days of the public release by the Company of its financial results for the relevant calendar year."

     2. The first two (2) sentences of paragraph 7 of the Letter are deleted in their entirety and the following is substituted in lieu thereof:

          "Your employment may be terminated at any time by you or by the Company with or without Cause without prior written notice. This at-will employment relationship cannot be changed except in a writing signed by the Chief Executive Officer of the Company or the Chairman of the Compensation Committee."

     3. The provisions of subparagraph (a) of paragraph 8 of the Letter are deleted in their entirety and the following are substituted in lieu thereof:

          "(a) you will be entitled to received severance pay equal to your then existing base salary monthly installments throughout the period ending twelve (12) months from the date of employment termination;"

     4. In the event you are entitled to payments pursuant to the second sentence of paragraph 8 of the Letter: (i) such payments will include an amount equal to the average annual bonus earned by you (whether paid or deferred) for the three most recent annual periods or such shorter period if the termination occurs before you have served for three annual periods (for the purpose hereof, you are deemed to have earned your full thirty-five percent (35%) bonus for
2001); and (ii) you will be entitled to receive medical, dental, vision, long-term care, life and
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disability insurance coverage and your SEP entitlement for one (1) year following the termination at levels comparable to that provided immediately prior to your termination (all at the cost of the Company except for any contributions paid by you prior to the termination). The bonus amount will be payable within thirty (30) days following the termination of your employment.

     5. If you are entitled to payments pursuant to the second sentence of paragraph 8 of the Letter as modified above and the termination of employment occurs within twelve (12) months of a Change of Control, all amounts shall be payable, at your election, in a lump sum within thirty (30) days of the employment termination or in periodic payments over a period not to exceed three
(3) years.

     6. The first sentence of paragraph 9 of the Letter is deleted in its entirety and the following is substituted in lieu thereof:

          "For a one (1) year period from and after termination of your employment for any reason (except if such termination occurs within twelve (12) months following a Change of Control), you shall not engage, directly or indirectly, either on your own behalf or on behalf of any other person, firm, corporation or other entity, in any business competitive with any business of the Company (or any of its subsidiaries), in the geographic area or areas in which Company (or any of its subsidiaries) is conducting business at the time of termination of your employment, or own more than 5% of any such firm, corporation or other entity."

                                  Sincerely,

                                  /s/ J. H. Binford Peay, III
                                  ---------------------------

                                  J.H. Binford Peay, III,


Agreed And Accepted:


  /s/ Bruce W. Waddell
--------------------------
Bruce W. Waddell

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